Exhibit 99.1

NeuroMetrix Reports Q3 2011 Results
Updates on NC-stat DPNCheck Commercial Launch

WALTHAM, Mass.—(BUSINESS WIRE)—October 27, 2011—NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the diagnosis and treatment of the neurological complications of diabetes, today reported business and financial highlights for the quarter and nine months ended September 30, 2011.

In the third quarter NeuroMetrix met the important milestone of commercial launch of NC-stat® DPNCheck™.  This device is a fast, accurate, and quantitative test for the evaluation of nerve disorders such as diabetic peripheral neuropathy (DPN).  DPN affects over 50% of people with diabetes.   It causes significant morbidity including pain, increased risk of falling, and is the primary trigger for diabetic foot ulcers which may require lower extremity amputations.  Management and treatment of DPN and its complications are very costly, and have been estimated at over $11 billion annually in the US alone.

NC-stat DPNCheck is a modified version of the widely used NC-stat® device, which has been shown to accurately detect DPN. The device:

•	measures sural nerve conduction velocity - a sensitive biomarker for DPN
•	provides early detection, confirmation, and monitoring of DPN
•	is cost effective and may lead to reduced health care costs when incorporated into an early detection and prevention program

Recent commercial highlights:

•
A new sales force of 8 direct representatives was hired, trained, and deployed during the quarter.  This team is focused on the US endocrinology and podiatry markets, which are comprised of about 15,000 clinicians.  At the present time, this team covers 30 states with the highest near term sales potential.

•
The Company’s field clinical team of 9 nurses has been trained and will provide sales support in the 20 states not covered by the direct team as well as to the primary care market in all geographies.  Longer term, the Company expects to penetrate the primary care market through national distribution.  At that point, the field clinical organization will transition to post-sales clinical and technical support for all markets.

•	Commercial shipments of NC-stat DPNCheck 30-day evaluation kits began on September 19, 2011. All third quarter shipments were for these no-cost evaluation purposes.

•
Sales pipeline currently numbering approximately 230 active sales opportunities has been developed. Each sales opportunity represents a physician office or clinic, typically with several clinicians per site.  Of these sales opportunities, about half have initiated or signed up for a 30-day evaluation.  Most of the current sales opportunities are either endocrinologists or podiatrists.

“We have achieved all of our initial NC-stat DPNCheck product launch goals,” said Shai N. Gozani M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “The sales pipeline provides evidence of early interest in the product. As evaluations end in the fourth quarter and customers face buying decisions, we will get our first sense of the evaluation conversion rate, a key to understanding the pace and challenges of market adoption.”

The Company reported its financial results for the third quarter of 2011. The Company’s legacy neurodiagnostic business accounts for its current revenues and is managed to optimize cash flow.  Total revenues were $2.6 million compared with $3.4 million for the third quarter of 2010. Gross margin in the third quarter of 2011 was 55% of total revenues reflecting higher distributor sales and lower volumes in comparison with 61% of total revenues for the third quarter of 2010. The Company’s cost containment initiatives lowered third quarter 2011 operating expenses to $3.8 million from $5.6 million in the third quarter of 2010. Net loss for the third quarter of 2011 was $2.4 million, or $0.63 per share. In comparison, the Company recorded a net loss of $3.4 million for the third quarter of 2010, or $0.89 per share. NeuroMetrix reported net cash consumption of $1.9 million in the third quarter of 2011 and ended the period with cash resources of $11.7 million.

For the nine month period ended September 30, 2011, the Company reported revenues of $8.0 million and a net loss of $7.6 million, or $1.96 per share. For the comparable nine month period ended September 30, 2010, the Company recorded revenues of $10.8 million and a net loss of $12.7 million, or $3.30 per share.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, October 27, 2011 at 8:00 a.m., Eastern time, to discuss the Company's business and financial developments, as well as other forward-looking information about the Company’s business. To access the call, dial 800-573-4840 (domestic), or 617-224-4326 (international). The confirmation code is 52635617. The call will also be webcast and will be accessible from the Company's website at http://www.neurometrix.com under the "Investor Relations" tab. A replay of the conference call will be available for three months starting two hours after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and the confirmation code is 17864011.

About NeuroMetrix

NeuroMetrix is a medical device company focused on the diagnosis and treatment of the neurological complications of diabetes. The Company currently markets products for the detection, diagnosis, and monitoring of diabetic neuropathies such as diabetic peripheral neuropathy and median neuropathy (carpal tunnel syndrome).  For more information, please visit http://www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions, or strategies regarding future developments and their potential effects on the Company. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. The forward-looking statements contained in this press release include, but are not limited to, those relating to the commercialization of its system for screening diabetic neuropathy, that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in NeuroMetrix’s most recent Annual Report on Form 10-K as well as other documents that may be filed by NeuroMetrix from time to time with the Securities and Exchange Commission. NeuroMetrix is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Condensed Statements of Operations
 (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$2,560,226	$3,414,335	$8,036,912	$10,833,204
Cost of revenues	1,156,119	1,347,816	3,521,767	4,049,178
Gross margin	1,404,107	2,066,519	4,515,145	6,784,026
Operating expenses:
Research and development	829,556	1,475,640	3,049,887	4,808,171
Sales and marketing	1,810,653	2,535,810	5,164,782	8,919,631
General and administrative	1,199,676	1,589,723	3,883,247	5,905,376
Total operating expenses	3,839,885	5,601,173	12,097,916	19,633,178

Loss from operations	(2,435,778)	(3,534,654)	(7,582,771)	(12,849,152)
Interest income	4,936	13,983	17,954	45,381

Net loss before taxes	(2,430,842)	(3,520,671)	(7,564,817)	(12,803,771)
Income tax benefit	—	120,490	—	120,490

Net loss	$(2,430,842)	$(3,400,181)	$(7,564,817)	$(12,683,281)

Per common share data, basic and diluted:
Net loss	$(0.63)	$(0.89)	$(1.96)	$(3.30)

Note: per share amounts have been adjusted to reflect the Company’s
1:6 reverse stock-split, which occurred on September 1, 2011.

Condensed Balance Sheets
(Unaudited)

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$11,714,782	$16,986,809
Other current assets	3,627,460	4,690,384
Noncurrent assets	807,012	1,389,236
Total assets	$16,149,254	$23,066,429

Current liabilities	$2,939,702	$2,657,411
Noncurrent liabilities	88,820	210,046
Stockholders’ equity	13,120,732	20,198,972
Total liabilities and stockholders’ equity	$16,149,254	$23,066,429